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                                                                    Exhibit 99.1


NEWS RELEASE

FOR MORE INFORMATION CONTACT:
Dawn M. Thompson
National Processing Company (NPC)
Phone:  502.315.3057
Fax:  502.315.3535
e-mail:  dmthompson@npc.net
www.npc.net

FOR IMMEDIATE RELEASE

               CLARK ELECTED CHAIRMAN OF NATIONAL PROCESSING, INC

LOUISVILLE, KENTUCKY, OCTOBER 20, 2000 - National Processing, Inc. (NYSE: NAP), today announced that Paul Clark, executive vice president of National City Corporation's fee businesses was elected Chairman of the board of directors, succeeding Robert G. Siefers, vice chairman of National City Corporation.

NPI also announced that James R. Bell, III, executive vice president of National City Corporation's newly-formed Capital Markets unit, has resigned as a NPI board member. With Mr. Bell's departure and the addition of Mr. Clark, the membership in the National Processing, Inc. board stands at eight.

Mr. Siefers commented, "We are extremely pleased with the turnaround at NPI. In less than two years Tom Wimsett and his management team have nearly tripled the market value of this company, while simultaneously positioning NPI for strong growth in the years ahead. We are equally pleased that Paul Clark has joined the NPI Board. Throughout his career, Paul has demonstrated outstanding financial and operating leadership. Additionally, on behalf of the Board, I would like to thank Jim Bell for his invaluable advice and contribution."

Paul Clark was appointed executive vice president of National City Corporation fee businesses in October of this year. This includes Institutional Trust, National City Mortgage Company and overseeing National City's 87 percent interest in National Processing Company (NPC(R)). Combined, these businesses account for approximately 20 percent of National City's annual revenue. Mr. Clark began his career with National City Bank in 1976 as a management trainee in the consumer lending division and was named an officer in 1982. In 1996 Mr. Clark was named executive vice president of retail banking at National City Bank of Pennsylvania and joined National City Bank of Michigan/Illinois as president and chief executive officer in 1998.

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National Processing, Inc.
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ABOUT NATIONAL PROCESSING, INC.
National Processing, Inc. is the parent company of National Processing Company (NPC(R)) a leading provider of merchant credit card processing. NPC supports approximately 500,000 merchant locations, representing one out of every six Visa(R) and MasterCard(R) transactions processed nationally. NPC's card processing solutions offer superior levels of service and performance. NPC assists merchants to compete and provide high-quality service to their customers through our world-class people, technology and service. Additional information regarding the company can be obtained at www.npc.net. National Processing, Inc. is an 87 percent owned subsidiary of National City Corporation (NYSE: NCC) (www.national-city.com), a Cleveland based $85 billion financial holding company.

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